UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2011

Commission File Number:  00025940

Glowpoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	770312442
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

430 Mountain Avenue, Suite 301, Murray Hill, New Jersey 07974
(Address of principal executive offices)

973-855-3411
(Registrant’s telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2011, the Board of Directors (the “Board”) of Glowpoint, Inc. (the “Company”), upon recommendation by the Nominating Committee of the Board, named Jon A. DeLuca as a new director and Chairman of the Board effective immediately.  Mr. DeLuca, whose appointment fills a vacancy on the Board, will serve until the Company’s 2012 Annual Meeting and until his successor is duly elected and qualified. Mr. DeLuca served as President, CEO and a member of the board of directors of FiberNet Telecom Group, Inc. (“FiberNet”) from 2005 to 2009, as well as FiberNet's Senior Vice President for Finance and CFO from 1999 to 2004.  FiberNet owned and operated metro optical networks, colocation facilities and data centers.  Mr. DeLuca led the sale of FiberNet to Zayo Group, a strategic buyer, in September 2009.  Prior to its sale, FiberNet was a publicly traded company listed on the NASDAQ.  Prior to joining FiberNet, Mr. DeLuca worked at Bear, Stearns & Co. Inc. and Lazard Frères & Co. LLC.

Mr. DeLuca currently provides general corporate strategy and management consulting services to the Company under a Consulting Agreement (the “Agreement”) entered into as of September 1, 2010.  The Company pays Mr. DeLuca $12,500 per month, plus any pre-authorized expenses incurred in providing services under the Agreement.  The term of Mr. DeLuca’s engagement is month-to-month.

A copy of the Company’s press release announcing Mr. DeLuca’s appointment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statement and Exhibits

The following exhibit is furnished with this report:

Exhibit No.      Description

99.1                  Press Release dated December 22, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 22, 2011	GLOWPOINT, INC. /s/ John R. McGovern
John R. McGovern Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated December 22, 2011